EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-82600 of InVision Technologies, Inc. on Form S-3 of our report dated February 11, 2002 (February 28, 2002 as to Note 16), included and incorporated by reference in the Annual Report on Form 10-K of InVision Technologies, Inc. for the year ended December 31, 2001, and to the use of our report dated February 11, 2002 (February 28, 2002 as to Note 16), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/  DELOITTE & TOUCHE LLP

San Jose, California
March 7, 2002